EXHIBIT 99.1

Anika Appoints Sheryl Conley to Board of Directors

Appointment brings experienced orthopedic industry commercial leader to Anika’s Board

BEDFORD, Mass., Nov. 01, 2021 (GLOBE NEWSWIRE) -- Anika Therapeutics, Inc. (NASDAQ: ANIK), a global joint preservation company focused on early intervention orthopedics, today announced that its Board of Directors has appointed Sheryl Conley as independent director, effective October 28, 2021.

Sheryl Conley joins the Anika Board of Directors with over 35 years of orthopedic and healthcare industry experience, most recently as President and CEO of OrthoWorx, Inc., and previously as Group President, Americas and Global Brand Management, and Chief Marketing Officer for Zimmer, Inc. Ms. Conley brings extensive orthopedic medical device industry knowledge with a focus on global brand management, marketing, sales, product development and operations. Ms. Conley will serve on the Audit Committee. This appointment brings the total number of independent directors to seven.

“We are pleased to have Sheryl join our Board of Directors as Anika executes on its strategy to transform into a leading joint preservation company,” commented Cheryl R. Blanchard, Ph.D., President and Chief Executive Officer of Anika. “I have known Sheryl for many years as an innovator and leader in the orthopedic industry and her commercial experience in orthopedics is second to none. She spent more than 25 years at Zimmer in escalating management roles, including as Group President across a variety of product segments and geographies, during which she provided key leadership in the development and commercialization of over 50 industry leading brands. We are very excited for her to bring those experiences to the Anika Board.”

Jeff Thompson, Anika’s Chair of the Board, commented, “Adding Sheryl brings a high degree of industry knowledge, including significant experience in operating fully integrated orthopedic businesses, which will help guide Anika through its transformational journey as it becomes a leading joint preservation company. I look forward to working with Sheryl in her new role.”

Sheryl Conley is currently President and Board Member of AcceLINX, Inc., a musculoskeletal health business accelerator. She also serves on the Board of Directors for Neuronetics, Inc. (NASDAQ: STIM), since October 2019, where she is a member of the Audit and Nominating and Governance Committees. She also serves on the Board for Surgalign, Inc. (NASDAQ: SRGA), since May 2021, where in addition to her role as Chair, she is a member of the Audit Committee. She holds a Bachelor of Science (Biology and Chemistry) and an MBA from Ball State University (IN).

About Anika
Anika Therapeutics, Inc. (NASDAQ: ANIK), is a global joint preservation company that creates and delivers meaningful advancements in early intervention orthopedic care. We partner with physicians to understand what they need most to treat their patients and we develop minimally invasive products that restore active living for people around the world. We are committed to leading in high opportunity spaces within orthopedics, including osteoarthritis pain management, regenerative solutions, soft tissue repair and bone preserving joint technologies. For more information, please visit www.anika.com.

For Investor Inquiries:
Anika Therapeutics, Inc.
Mark Namaroff, 781-457-9287
Executive Director, Investor Relations and Corporate Communications
investorrelations@anika.com